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EXHIBIT 3.3

                            Group Long Distance, Inc.

                              Articles of Amendment
                                    Creating
                            Series A Preferred Stock
                            ------------------------

         1. CREATION. Pursuant to the applicable provisions of the Florida Business Corporation Act and Article VII of the Amended and Restated Articles of Incorporation of Group Long Distance, Inc., a Florida corporation (the "corporation"), the Board of Directors of the corporation creates and establishes a series of Preferred Stock, no par value per share, which shall be designated "Series A Preferred Stock." The corporation may issue up to an aggregate of Two Hundred Thousand (200,000) shares of Series A Preferred Stock.

         2. CERTAIN DEFINITIONS. Unless the context otherwise requires, the terms defined in this Section 2 shall have, for all purposes hereof, the respective meanings hereinafter set forth:

                  (a) COMMON STOCK. The term "Common Stock" shall mean all shares now or hereafter authorized of any class of common stock of the corporation and any other stock of the corporation, howsoever designated, authorized after the Issue Date, which has the right (subject always to prior rights of any class or series of preferred stock) to participate in the distribution of the assets of the corporation without limit as to the per share amount.

                  (b) ISSUE DATE. The term "Issue Date" shall mean the date that shares of Series A Preferred Stock are first issued by the corporation.

                  (c) JUNIOR STOCK. The term "Junior Stock" shall mean the Common Stock and any other class or series of stock of the corporation authorized or created after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the corporation until the Series A Preferred Stock shall have received the entire amount to which such Series A Preferred Stock is entitled upon any such liquidation, dissolution or winding up.

                  (d) PARITY STOCK. The term "Parity Stock" shall mean any class or series of stock of the corporation authorized or created after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the corporation on a parity with the Series A Preferred Stock.

                  (e) SENIOR STOCK. The term "Senior Stock" shall mean any class or series of stock of the corporation authorized or created after the Issue Date ranking senior to the Series A Preferred Stock in respect of the right to participate in any distribution of the assets of the corporation upon the liquidation, dissolution or winding up of the affairs of the corporation.

         3. DIVIDENDS. The holders of the Series A Preferred Stock shall not be entitled to be paid any dividends on their shares of Series A Preferred Stock by the corporation.

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         4. DISTRIBUTIONS UPON LIQUIDATION, DISSOLUTION OR WINDING UP. In the
event of any voluntary or involuntary liquidation, dissolution or other winding up of the affairs of the corporation, subject to the prior preferences and other rights of any Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the Series A Preferred Stock shall be entitled to be paid Twenty Dollars ($20.00) per share, and no more, in cash. If, after the distribution to the holders of any Senior Stock of the full amounts to which they are entitled, such payment shall have been made in full to the holders of the Series A Preferred Stock and to the holders of any Parity Stock, then the remaining assets and funds of the corporation shall be distributed among the holders of Junior Stock according to their respective shares. If, upon any such liquidation, dissolution or other winding up of the affairs of the corporation, the net assets of the corporation distributable among the holders of all outstanding shares of Series A Preferred Stock and of any Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the corporation remaining after the distributions to holders of any Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of Series A Preferred Stock and of any Parity Stock ratably in proportion to the full amount to which they would otherwise be respectively entitled.

         Neither the consolidation or merger of the corporation into or with another corporation or corporations, or entity or entities, nor the sale of all or substantially all of the assets of the corporation shall be deemed a liquidation, dissolution or winding up of the affairs of the corporation within the meaning of this Section 4.

         5. REDEMPTION.

                  (a) The corporation may, at the option of the Board of Directors, call at any time and from time to time after the date which is one year from and after the Issue Date for the redemption of any or all of the outstanding shares of Series A Preferred Stock, if, as and when funds are legally available for such purpose, at a redemption price of Twenty Dollars ($20.00) per share, and no more.

                  (b) Notice of any proposed redemption of the Series A Preferred Stock shall be sent by or on behalf of the corporation, by first class mail to the holders of record of the shares of Series A Preferred Stock at their respective addresses as they shall appear on the records of the corporation, not less than thirty day prior to the redemption date fixed in such notice. The rights of the holders of shares of Series A Preferred Stock whose shares are redeemed shall expire and terminate on such redemption date.

         6. CONVERSION.

                  (a) Each and every share of Series A Preferred Stock may, at the option of the holder thereof, at any time and from time to time after the date which is one year from and after the Issue Date be converted into ten shares of Common Stock.

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                  (b) The number of shares of Common Stock into which the shares of Series A Preferred Stock shall be convertible shall be subject to adjustment from time to time as follows:

                           (i) If, at any time after the Issue Date, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in the number of outstanding shares of Common Stock.

                           (ii) If, at any time after the Issue Date, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

                           (iii) In case, at any time after the Issue Date, of any capital reorganization, or any reclassification of the stock of the corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the corporation with or into another entity (other than a consolidation or merger in which the corporation is the continuing entity and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all of the properties and assets of the corporation as an entirety to any person or other entity, each share of Series A Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the corporation or of the entity resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such share of Series A Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 6(b)(iii) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                  (c) Whenever the number of shares of Common Stock into which the Series A Preferred Stock may be converted is adjusted as provided in Section 6(b) hereof, the corporation shall forthwith file, at the office of corporation or any transfer agent designated by the corporation for the Series A Preferred Stock, a statement, signed by its Chief Financial Officer, showing in detail the facts requiring such adjustment and the new number of shares of Common Stock into which each share of Series A Preferred Stock may be converted. The

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corporation shall also cause a copy of such statement to be sent by first-class certified mail, return receipt requested, postage prepaid, to each holder of shares of Series A Preferred Stock at such person's address appearing on the corporation's records.

                  (d) A holder of shares of Series A Preferred Stock may, at any time and from time to time after the date which is one year from and after the Issue Date, convert all or a portion of his shares of Series A Preferred Stock into shares of Common Stock by the delivery of written notice to such effect to the corporation, together with the certificate or certificates representing the shares of Series A Preferred Stock to be so converted and appropriately endorsed forms of assignment. As soon as practicable after its receipt of all necessary documents properly endorsed, the corporation shall issue, or cause to be issued, one or more certificates representing the shares of Common Stock.

                  (e) The corporation shall at all times after the date which is one year from and after the Issue Date reserve out of its authorized but unissued shares of Common Stock or the shares of Common Stock held in its treasury an adequate number of shares so as to permit the conversion of all of the issued and outstanding shares of Series A Preferred Stock in accordance with the provisions of this Section 6.

                  (f) All shares of Common Stock which may be issued in connection with a conversion pursuant to this Section 6 will, upon issuance by the corporation, be validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and free from all liens, encumbrances or charges with respect thereto.

         7. VOTING. Except as may otherwise be required by applicable law, shares of Series A Preferred Stock shall not have any voting rights.

         8. EXCLUSION OF OTHER RIGHTS. Except as may otherwise be required by applicable law, shares of Series A Preferred Stock shall not have any powers, preferences or relative, participating, optional or other special rights, other than those specifically set forth in these articles of amendment (and as these articles of amendment may be amended from time to time) and in the Articles of Incorporation. Shares of Series A Preferred Stock shall have no preemptive or subscription rights.

         9. HEADINGS. The headings of the various sections and subsection hereof are for convenience of reference only, and shall not affect the meaning or interpretation of any of the provisions hereof.

          10. SEVERABILITY. If any power, preference, right or limitation of the Series A Preferred Stock set forth in these articles of amendment (and as these articles of amendment may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, then all other powers, preferences, rights and limitations set forth in these articles of amendment (and as so amended) which can be given effect without the invalid, unlawful or unenforceable power, preference, right or limitation shall, nevertheless, remain in full force and effect, and no power, preference, right or limitation herein set forth shall be deemed dependent upon any other such power, preference, right or limitation unless so expressed herein.

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          11. STATUS OF REACQUIRED SHARES. Shares of Series A Preferred Stock
which have been issued and reacquired by the corporation in any manner shall (upon compliance with any applicable provisions of law) have the status of authorized and unissued shares of Preferred Stock, issuable in series, undesignated as to series, and may be redesignated and reissued.

          12. ADOPTION OF AMENDMENT. This Amendment to the Articles of Incorporation of the corporation was duly adopted by the Board of Directors of the corporation on March 30, 2001. Pursuant to the provisions of Section
607.0602 of the Florida Statutes and Article VII of the Amended and Restated Articles of Incorporation of the corporation, approval of the shareholders of the corporation is not required.


         IN WITNESS WHEREOF, this instrument has been executed by the undersigned director of the corporation on March 30, 2001.



                                                        Glenn S. Koach, Director